Exhibit 23.14

CONSENT OF DIRECTOR-NOMINEE

This consent of director-nominee is delivered in connection with the registration statement on Form F-1/F-4 (as it may be amended from time to time, the “Registration Statement”) and the related prospectuses of Brookfield Renewable Partners L.P. and Brookfield Renewable Corporation.

The undersigned consents to being named and described in the Registration Statement, the prospectuses forming part of the Registration Statement, and any related free writing prospectus, as a person who will become a director of Brookfield Renewable Corporation and the filing of this consent as an exhibit to the Registration Statement.

April 21, 2020

/s/ Patricia Zuccotti
Name: Patricia Zuccotti